EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JULY 2, 2005

LOS ANGELES, California (August 1, 2005) – Ducommun Incorporated (NYSE: DCO) today reported results for its second quarter ended July 2, 2005.

Sales for the second quarter of 2005 were $62.0 million, compared to $57.4 million for the second quarter of 2004. Net income for the second quarter of 2005 was $4.1 million, or $0.40 per diluted share, compared to net income of $4.3 million, or $0.42 per diluted share, for the comparable period last year.

Sales for the second quarter of 2005 increased 8% from the same period last year, primarily due to an increase in military sales. The Company’s mix of business in the second quarter of 2005 was approximately 63% military, 33% commercial and 4% space, compared to 61% military, 35% commercial and 4% space in the second quarter of 2004.

Gross profit, as a percentage of sales, decreased to 22.8% in the second quarter of 2005 from 24.6% in the second quarter of 2004. The gross profit margin decrease was primarily the result of higher operating costs at both Ducommun AeroStructures and Ducommun Technologies and changes in sales mix compared to the second quarter of 2004.

Selling, general and administrative expenses, as a percentage of sales, decreased to 12.5% in the second quarter of 2005 from 13.9% in the second quarter of 2004, primarily because of higher sales volume in the second quarter of 2005.

Net income for the second quarter of 2005 decreased 5% and included an effective tax rate of 35.9% versus 29.1% for the second quarter of 2004. The Company currently expects its effective tax rate for the full year of 2005 to be in the range of 26-30%, with significant fluctuations from quarter-to-quarter during the year.

Sales for the first six months of 2005 were $125.8 million, compared to $115.6 million for the first six months of 2004. Net income for the first six months of 2005 was $8.2 million, or $0.80 per diluted share, compared to net income of $6.5 million, or $0.64 per diluted share, for the same period last year.

Sales for the first six months of 2005 increased 9% from the same period last year, due to increases in both military and commercial sales. The Company’s mix of business in the first six months of 2005 was approximately 62% military, 35% commercial and 3% space, compared to 61% military, 35% commercial and 4% space in the first six months of 2004.

Gross profit, as a percentage of sales, decreased to 20.4% in the first six months of 2005 from 21.2% in the first six months of 2004. The gross profit margin decrease was primarily the result of higher operating costs at both Ducommun AeroStructures and Ducommun Technologies and changes in sales mix compared to the first six months of 2004.

Selling, general and administrative expenses, as a percentage of sales, decreased to 11.6% in the first six months of 2005 from 12.8% in the first six months of 2004, primarily because of higher sales volume in the first six months of 2005.

Net income for the first six months of 2005 increased 25% and included an effective tax rate of 25.9% versus 31.6% for the first six months of 2004.

Joseph C. Berenato, chairman and chief executive officer, commented, “We are pleased with the financial results of the first half of 2005. While quarterly financial results may fluctuate, we are seeing improvements in our operating and financial performance as a result of our continuing implementation of Lean principles throughout the Company.”

Mr. Berenato continued, “With our strengthened marketing capability, we are actively pursuing more value added program opportunities. In addition, with a strong balance sheet and our commitment to profitable growth, we continue to look for complementary acquisitions which will enhance our design engineering capabilities and open new market segments to Ducommun.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

A teleconference with the Company’s Chairman and Chief Executive Officer, Joseph C. Berenato, will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 800-322-2803 (international 617-614-4925) approximately ten minutes prior to the conference time stated above. The participant passcode is 48402861. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

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This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended July 2, 2005 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	For Three Months Ended		For Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Net Sales	$61,998,000	$57,383,000	$125,810,000	$115,630,000

Operating Costs and Expenses:
Cost of Goods Sold	47,866,000	43,242,000	100,083,000	91,075,000
Selling, General & Administrative Expenses	7,773,000	7,993,000	14,640,000	14,783,000

Total	55,639,000	51,235,000	114,723,000	105,858,000

Operating Income	6,359,000	6,148,000	11,087,000	9,772,000
Interest Expense	(7,000)	(76,000)	(85,000)	(214,000)
Income Tax Expense	(2,279,000)	(1,765,000)	(2,846,000)	(3,020,000)

Net Income	$4,073,000	$4,307,000	$8,156,000	$6,538,000

Earnings Per Share:
Basic Earnings Per Share	$0.40	$0.43	$0.81	$0.66
Diluted Earnings Per Share	0.40	0.42	0.80	0.64

Weighted Averaged Number of Common Shares Outstanding:
Basic	10,060,000	9,966,000	10,052,000	9,943,000
Diluted	10,161,000	10,191,000	10,191,000	10,205,000

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